Doral Energy Corp. Enters into
Merger Agreement with Private E&P Company Valued at $40,000,000

MIDLAND, Texas, Dec. 3, 2010 (GLOBE NEWSWIRE) -- Doral Energy Corp. (OTCBB:DRLY - News) ("Doral" or "the Company"), today announced it has entered into a definitive merger agreement (the "Merger Agreement") with Pure Gas Partners II, L.P. ("Pure") and Pure Energy Group, Inc. ("Pure Sub"), a wholly owned subsidiary of Pure. Under the terms of the Merger Agreement, Pure will transfer all of its assets to Pure Sub in exchange for the assumption by Pure Sub of all of the liabilities of Pure. Pure Sub will then merge with an into Doral Acquisition Corp. ("Doral Sub"), a wholly owned subsidiary of Doral incorporated solely for the purpose of completing this transaction. Upon completion of the merger of Pure Sub and Doral Sub, all of the outstanding shares of Pure Sub's common stock will be converted into shares of Doral's common stock. Upon completion of the transaction, it is expected that the partners of Pure will own approximately 80%, on a fully diluted basis, of Doral's issued and outstanding common stock.

As a condition to closing, Doral expects to complete a 1-for-55 reverse split of its common stock (the "Reverse Split"). Upon completing the Reverse Split, Doral's authorized capital is expected to be reduced from 2,000,000,000 shares of common stock, par value $0.001, of which 135,933,086 shares are currently outstanding, to 36,363,637 shares of common stock, par value $0.001, of which 2,471,511 shares are expected to be outstanding (not including adjustments for resulting fractional share interests) prior to completion of the Pure transaction. Upon completion of the merger of Pure Sub and Doral Sub, it is expected that the Doral will issue to Pure an aggregate of 9,981,536 shares of the Company's common stock, which will result in Pure owning approximately 80%, on a fully diluted basis, of Doral's total outstanding shares upon completion of the merger, with Doral's current shareholders owning approximately 20%. This will ultimately result in 12,453,047 shares issued and outstanding after the merger is complete.

In addition, upon closing, the Company will effectuate a name change as well as welcome the addition of three new directors, nominated by Pure, bringing the total number of the Company's directors to five, three of which are expected to be independent directors. Post closing, the Company's management team is expected to consist of:

Mr. Everett Willard Gray, II	Chairman of the Board and Chief Executive Officer
(currently the Company's CEO, CFO, President, Secretary and Treasurer
and Chairman of the Board)
Mr. Larry Risley	President and Chief Operating Officer
Mr. Mark Stark	Chief Financial Officer and Treasurer

In addition to the standard conditions, closing of the combination with Pure is conditional upon Pure receiving the approval of its limited partners and upon the Company receiving a favorable opinion from its financial advisors that the transaction is fair to the Company's stockholders.

Management Comments

E. Will Gray II, Chairman and CEO of Doral states, "Management is pleased that the definitive merger documents are now dually executed. Once the merger is completed, both entities shareholders will have an opportunity to participate in a potentially aggressive growth model, of which Pure's assets will be the initial catalyst along with Doral's business development opportunities, in order to obtain the goal of increasing shareholder value. Having access to a number of Bone Spring, as well as Abo and Yeso, drilling opportunities, within Southeastern New Mexico, will provide a solid foundation for this anticipated growth." Mr. Gray further states, "While closing is expected to occur on or before December 31, 2010, Pure is currently participating in two Bone Spring horizontal wells, with Cimarex acting as the operator, in addition to participating in a Yeso horizontal well operated by Concho Resources. Results of these wells will be communicated in a forth coming operational update for the combined company within the next several weeks. Management wishes to thank all shareholders for their patience during this merger process and will continue to provide updates accordingly."

The Company expects to host a conference call that will be open to all interested parties. The exact date and time for the call will be announced as soon as possible.

About Pure

Pure is a private E&P entity, based in San Antonio, Texas, with current assets consisting of approximately 865,000 non-operated gross acres (294,000 net) located all within the state of New Mexico (approximately 26,000 net acres are located specifically within Southeastern New Mexico). 98% of Pure's acreage is either owned mineral rights or HBP with ownership in 79 gross wells (7 net) with current net production of 230 boepd. Of the approximate 26,000 net acres located within Southeastern New Mexico, Pure Management estimates that much of their current drilling inventory consists of horizontal opportunities in the emerging Bone Spring, Yeso, Abo, as well as other proven formations known within the Permian Basin. Current operators consist of Apache, Cimarex, Concho Resources, and Devon.

About Doral

Doral Energy Corp. (OTCBB:DRLY - News) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is the geographic region of focus for the Company's future acquisition activity. For more information, shareholders and investors are encouraged to visit the Company's website at www.DoralEnergyCorp.com, and to review the Company's filings with the Securities and Exchange Commission, which can be found at www.sec.gov.

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Furthermore, in addition to the standard conditions, closing of the combination with Pure is conditional upon Pure receiving the approval of its limited partners and upon the Company receiving a favorable opinion from its financial advisors that the transaction is fair to the Company's stockholders. There is no assurance that the merger will completed by December 31, 2010. Additional information on risks for the Company can be found in the Company's filings with the Securities and Exchange Commission, which can be found at www.sec.gov.

Contact:

Doral Energy Corp.
Brad Holmes
(713)654-4009 - office
(713)304-6962 - cell
b_holmes@att.net
Nine Greenway Plaza, Suite 550
Houston, TX 77046